Exhibit 99.1

Agree Realty Announces $40 Million Unsecured Term Loan Pricing Amendment

BLOOMFIELD HILLS, Mich., Nov. 6, 2018 /PRNewswire/ -- Agree Realty Corporation (NYSE: ADC) (the "Company") today announced that on November 2, 2018, it entered into a pricing amendment in connection with its $40 million unsecured term loan (the "Term Loan") maturing July 1, 2023. The amendment provides a new pricing grid over LIBOR, determined by the Company's credit rating. As a result of the amendment, the Company anticipates the interest rate on the unsecured Term Loan will be reduced to a fixed rate of 2.40%, from a previous fixed rate of 3.05%. The Company had previously fixed LIBOR for the entire period of the Term Loan.

The Term Loan is led by Capital One, National Association, which serves as the Administrative Agent. Raymond James Bank, N.A. also participated in the Term Loan.

"We are very pleased with the improved pricing of our Term Loan and the continued support of our bank group," said Clay Thelen, Chief Financial Officer of Agree Realty Corporation. "Given our recent receipt of an investment grade credit rating, we will continue to evaluate opportunities for interest savings while maintaining our conservative approach to the balance sheet."

About Agree Realty Corporation

Agree Realty Corporation is a publicly traded real estate investment trust primarily engaged in the acquisition and development of properties net leased to industry-leading retail tenants. The Company currently owns and operates a portfolio of 528 properties, located in 45 states and containing approximately 10.2 million square feet of gross leasable space. The common stock of Agree Realty Corporation is listed on the New York Stock Exchange under the symbol "ADC". For additional information, please visit www.agreerealty.com.

This press release contains certain "forward-looking" statements relating to, among other things, our expectations regarding the interest rate on our term loan, potential incurrence of indebtedness and our expectations regarding future financing. Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "seek," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," "forecast," "continue," "plan" or other similar words or expressions. Forward-looking statements are based on certain assumptions and can include future expectations, future plans and strategies, financial and operating projections or other forward-looking information. These forward-looking statements are subject to various risks and uncertainties, many of which are beyond the Company's control, which could cause actual results to differ materially from such statements. These risks and uncertainties include but are not limited to factors described in greater detail in the Company's filings with the Securities and Exchange Commission ("SEC"), including, without limitation, the Company's Annual Report on Form 10-K for the year ended December 31, 2017. Unless legally required, the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information about the Company's business and financial results, please refer to the "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company's website at www.agreerealty.com.

CONTACT: Clay Thelen, Chief Financial Officer, Agree Realty Corporation, (248) 737-4190